EXECUTION COPY

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of May 15, 2009

     AMENDMENT NO. 1 TO THE AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT among CYTEC INDUSTRIES INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and CITIBANK, N.A., as administrative agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

     (1) The Borrowers, the Lenders and the Agent have entered into an Amendment and Restated Five Year Credit Agreement dated as of June 7, 2007 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

     (2) The Borrowers and the Required Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

     (3) The Required Lenders are, on the terms and conditions stated below, willing to grant the request of the Borrowers and the Borrowers and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

     SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereto, hereby amended as follows:

     (a) Section 1.01 of the Credit Agreement is hereby amended by deleting the definitions of “Applicable Margin”, “Applicable Percentage”, “Interest Expense”, “Public Debt Rating” and “Total Consolidated Debt” in their entirety and substituting in lieu thereof the following:

     “Applicable Margin” means, for any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin for	Applicable Margin for
S&P/Moody’s	Base Rate Advances	Eurocurrency Rate
		Advances

Level 1
BBB+ or Baa1 or	2.000%	3.000%
above

Level 2
BBB or Baa2	2.500%	3.500%

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Level	3
BBB- or Baa3		3.000%	4.000%

Level	4
BB+ or Ba1		3.500%	4.500%

Level	5
Lower than Level 4		4.000%	5.000%

     “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating		Applicable
S&P/Moody’s		Percentage

Level	1
BBB+ or Baa1 or		0.250%
above

Level	2
BBB or Baa2		0.500%

Level	3
BBB- or Baa3		0.625%

Level	4
BB+ or Ba1		0.750%

Level	5
Lower than Level 4		1.000%

     “Interest Expense” means the sum of interest on, and amortization of debt discount, in respect of Debt (other than Excluded Debt) of the Company and its Subsidiaries, plus the discount or yield in respect of Invested Amounts, plus the amount of dividends paid by the Company for the period of time under consideration during the periods beginning on the First Amendment Effective Date and ending on March 31, 2010. For the purposes of calculating Interest Expense for any period, if during such period the Company or any Subsidiary shall have made an acquisition, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period

     “Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined assuming that the other rating agency’s rating is set at the same level; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided that if the

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lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin and the Applicable Percentage will be determined based on the level immediately above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

     “Total Consolidated Debt” means all Debt that would, in accordance with GAAP, appear on the Consolidated balance sheet of the Company and its Subsidiaries and all Invested Amounts; provided, however, to the extent that the Company has incurred new Debt (other than any Debt incurred pursuant to this Agreement), and maintains cash or cash equivalents on hand in the amount of such new Debt, in each case in an amount sufficient for the payment of all or a portion of the outstanding 5.50% senior notes due October 1, 2010, all or such portion of the outstanding 5.50% senior notes shall be excluded from the calculation of Consolidated Debt for all reporting periods prior to October 1, 2010 (such senior notes described in this proviso being “Excluded Debt”).

     (b) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Utilization Fee” in its entirety.

     (c) The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by adding immediately after the phrase “such net income (or net loss)” at the end of clause (e) the following: “and (f) cash restructuring charges in an aggregate amount not to exceed $100,000,000 paid between April 1, 2009 and March 31, 2010 related to severance, headcount reduction, rationalization of manufacturing capacity and similar actions payable as a direct result of restructuring initiatives”.

     (d) The definition of “Termination Date” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting “earlier” and substituting “earliest” in lieu thereof, (ii) deleting the “and” immediately preceding the “(b)” and replacing it with a “,” and (iii) adding immediately after the phrase “Section 2.05 or 6.01” the following: “and (c) as to any Lender who becomes an Affected Lender, the date of termination of such Affected Lender’s Commitments pursuant to Section 2.05(b)”.

     (e) Section 1.01 of the Credit Agreement is hereby amended by inserting the following new defined terms in the appropriate alphabetical order therein:

     “Affected Lender” means any Lender that (a) is a Defaulting Lender, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) is (or whose parent company is) in bankruptcy or insolvency proceedings, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any corporate action authorizing, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be an Affected Lender solely

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by virtue of the ownership or acquisition of Voting Stock or any other equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

“Defaulted Advance” means any Advance that a Defaulting Lender has failed to make.

     “Defaulting Lender” means any Lender that (i) failed to fund any portion of its Advances or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (ii) notified the Company, the Agent, or any Lender in writing that it does not intend to fund any of its Commitments, (iii) has made a public statement or announcement to the effect that it does not intend to fund or honor its commitments under agreements in which it has committed to extend credit or (iv) failed, within three Business Days after request by the Agent, to confirm it will comply with the terms of the agreement relating to its obligations to fund prospective Advances and participations in then outstanding Letters of Credit.

     “Excluded Debt” has the meaning specified in the definition of “Total Consolidated Debt”.

“First Amendment Effective Date” means May 15, 2009.

     (f) Section 2.04(a) of the Credit Agreement hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

     (a) Commitment Fee. The Company agrees to pay to the Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee on the aggregate amount of such Lender’s Unused Commitment from the First Amendment Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2009, and on the Termination Date applicable to each Lender.

     (g) Section 2.04(b)(i) of the Credit Agreement is hereby amended by (i) adding the words “(other than a Defaulting Lender)” immediately after the phrase “account of each Lender” contained therein and (ii) deleting the words “plus the Applicable Utilization Fee, if any,” contained therein.

     (h) Section 2.05 is hereby amended by adding by adding the words “(a) Optional Ratable Termination or Reduction” immediately preceding the first sentence contained therein and adding the following new subclause (b) immediately after the end of the last sentence therein:

     (b) Non-Ratable Reduction. The Company shall have the right, at any time so long as no Event of Default has occurred and is continuing, upon at least ten Business

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Days’ notice to an Affected Lender (with a copy to the Agent), to terminate in whole such Affected Lender’s Commitment. Such termination shall be effective with respect to such Affected Lender’s Unused Commitment on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice. Upon termination of a Lender’s Commitment under this Section 2.05(b), and notwithstanding the pro rata sharing provisions contained in this Agreement the Company will pay all principal of, and interest accrued to the date of such payment on, Advances owing to such Affected Lender and pay any accrued fees payable to such Affected Lender pursuant to the provisions of Section 2.04, and all other amounts payable to such Affected Lender hereunder (including, but not limited to, any increased costs or other amounts owing under Section 2.11, any indemnification for taxes under Section 2.14, and any compensation payments due as provided in Section 9.04); and upon such payments, the obligations of such Affected Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that (i) such Affected Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Sections 8.05, 9.08 and 9.13 shall survive such release and discharge as to matters occurring prior to such date; and (ii) no claim that the Company may have against such Affected Lender arising out of such Affected Lender’s default hereunder shall be released or impaired in any way. The aggregate amount of the Commitments of the Lenders once reduced pursuant to this Section 2.05(b) may not be reinstated; provided further, however, that if pursuant to this Section 2.05(b), the Borrowers shall pay to an Affected Lender any principal of, or interest accrued on, the Advances owing to such Affected Lender, then the Company shall either (x) confirm to the Agent that the conditions set forth in Section 3.03(a) are met on and as of such date of payment or (y) pay or cause to be paid a ratable payment of principal and interest to all Lenders who are not Affected Lenders.

     (i) Section 2.07(a) is amended by deleting the words “plus (z) the Applicable Utilization Fee, if any, in effect from time to time” in both places such words appear.

     (j) Section 2.19(c)(i) of the Credit Agreement is hereby amended by replacing the words “facility fees” contained therein with the words “commitment fees”.

     (k) Article II of the Credit Agreement is hereby amended by inserting at the end thereof the following new Section 2.20:

     SECTION 2.20 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, (a) to the extent permitted by applicable law, any prepayment of the Advances shall, if the applicable Borrower so directs at the time of making such prepayment, be applied to the Advances of Lenders (other than Defaulting Lenders) as if such Defaulting Lenders had no Advances outstanding; and (b) the aggregate amount of the Advances as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Advances of such Defaulting Lender for purposes of determining the aggregate amount of the total Commitments available to be drawn by each Borrower.

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     No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by any Borrower or any Lender of its obligations hereunder shall not be excused or otherwise modified as a result of any failure by a Defaulting Lender to fund or the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that any Borrower, the Agent or any other Lender may have against such Defaulting Lender with respect to any Defaulted Advance.

     (l) Section 3.03 of the Credit Agreement is hereby amended by adding the following new paragraph at the end of the section:

     In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof unless the applicable Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the non-Defaulting Lenders or by cash collateralization or a combination thereof satisfactory to such Issuing Bank.

     (m)Section 5.02(a)(v) is hereby amended by adding the following at the beginning of such subsection:

     “other Liens (A) securing Debt in aggregate principal amount not to exceed at any time outstanding $25,000,000, or (B) that arise in connection with receivables securitization programs, in an aggregate principal amount not to exceed $150,000,000 at any time outstanding (for purposes of this clause (B), the “principal amount” of a receivables securitization program shall mean the Invested Amount); provided that if the Company has a Public Debt Rating of at least BBB- or Baa3 on March 31, 2010, the following shall be permitted as of such date: ”

     (n) Section 5.02(c)(iii) is hereby amended by adding the following at the beginning of such subsection:

     “Debt secured by Liens permitted by Section 5.02(a)(v) aggregating for all of the Company's Subsidiaries not more than $25,000,000 at any one time outstanding; provided that if the Company has a Public Debt Rating of at least BBB- or Baa3 on March 31, 2010, the following shall be permitted as of such date: ”

(o) A new Section 5.02(f) is added to read as follows:

     “(f) Until March 31, 2010, purchase, redeem, retire, defease or otherwise acquire for value any of its equity interests now or hereafter outstanding, return any capital (other than ordinary course dividends) to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any equity interests in the Borrower in excess of $10,000,000

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in the aggregate during the period beginning on the First Amendment Effective Date and ending on March 31, 2010.”

     (p) Section 5.03(b) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

     (b) Maintain a ratio of Total Consolidated Debt to Consolidated EBITDA of the Company and its Subsidiaries for the period of four quarters most recently ended on or before each date set forth below of not greater than the amount set forth below for such date:

Period Ending	Ratio

June 30, 2009	3.75:1.00
September 30, 2009	4.00:1.00
December 31, 2009	3.75:1.00
March 31, 2010	3.50:1.00
June 30, 2010 and thereafter	3.25:1.00

     (q) Section 9.07(a) is amended by adding immediately after the phrase “Section 2.11 or 2.14” the following: “or such Lender becoming an Affected Lender”.

     SECTION 2. Conditions of Effectiveness. This Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received (x) for the account of each Lender that has approved this Amendment on or prior to May 15, 2009, an amendment fee equal to 0.25% of the Commitments of such Lenders and (y) all of the following documents, each such document (unless otherwise specified) dated the date of receipt thereof by the Agent (unless otherwise specified) and in sufficient copies for each Lender, in form and substance satisfactory to the Agent:

     (a) Counterparts of this Amendment executed by the Company and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment.

     (b) Certified copies of the resolutions of the Board of Directors of the Company approving this Amendment and the matters contemplated hereby.

(c) A certificate signed by a duly authorized officer of the Company stating that:

     (i) The representations and warranties contained in Section 3 hereto are correct on and as of the date of such certificate as though made on and as of such date; and

(ii) No event has occurred and is continuing that constitutes a Default.

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     (d) A favorable opinion of Roy Smith, General Counsel for the Company, substantially in the form of Exhibit D to the Credit Agreement.

     SECTION 3. Representations and Warranties of the Company The Company represents and warrants as follows:

     (a) The Company is an entity duly organized and validly existing and in good standing under the laws of the State of Delaware.

     (b) The execution, delivery and performance by the Company of this Amendment and the Loan Documents, as amended hereby, to which it is or is to be a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Company’s charter or by-laws or (ii) any law or contractual restriction (other than any immaterial contractual restriction) binding on or affecting the Company.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of this Amendment or any of the Loan Documents, as amended hereby, to which it is or is to be a party.

     (d) This Amendment has been duly executed and delivered by the Company. This Amendment and each of the other Loan Documents, as amended hereby, to which the Company is a party are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     (e) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment or any other Loan Document, as amended hereby.

     SECTION 4. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

     (b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

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     SECTION 5. Costs, Expenses The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Credit Agreement.

     SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CYTEC INDUSTRIES INC.

By	/s/ Thomas P. Wozniak
Name: Thomas P. Wozniak
Title: Treasurer

CITIBANK, N.A., as Agent and as Lender By /s/ Joronne Jeter Name: Joronne Jeter Title: Vice President

CALYON NEW YORK BRANCH, as Lender By /s/ Pamela Donnelly Name: Pamela Donnelly Title: Director By /s/ Michael Madnick Name: Michael Madnick Title: Managing Director

ABN AMRO BANK N.V., as Lender By /s/ David Carrington Name: David Carrington Title: Director By /s/ Nick Zorin Name: Nick Zorin Title: Assistant Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Barbara Van Meerten
Name: Barbara Van Meerten
Title: Director

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Cytec Industries Inc. Amendment No. 1

THE BANK OF NOVA SCOTIA, as Lender

By	/s/ Todd S. Meller
	Name:	Todd S. Meller
	Title:	Managing Director

SUNTRUST BANK, as Lender

By	/s/ J. Matthew Rowand
	Name:	J. Matthew Rowand
	Title:	Vice President

FORTIS CAPITAL CORP., as Lender

By	/s/ John Spillane
	Name:	John Spillane
	Title:	Vice President

By	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Director & Group Head

PNC BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Edward M. Tessalone
	Name:	Edward M. Tessalone
	Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORP., NEW YORK, as Lender

By	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	Executive Officer

THE BANK OF TOKYO MITSUBISHI UFJ, LIMITED, as Lender

By /s/ Maria Ferradas Name: Maria Ferradas Title: Authorized Signatory

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Cytec Industries Inc. Amendment No. 1

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By	/s/ David A. Mandell
	Name:	David A. Mandell
	Title:	Managing Director

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Cytec Industries Inc. Amendment No. 1